Exhibit 2.1

AMENDMENT NO. 15 TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDMENT, dated as of December 20, 2006, by and between Manitex, Inc., fka Manitowoc Boom Trucks, Inc., a Texas corporation (“Manitowoc”), and Manitex, LLC, fka Quantum Equipment, LLC, a Delaware limited liability company (“Holdings,” and together with Manitowoc, the “Companies”, and individually a “Company”), and Comerica Bank, a Michigan banking corporation, of Detroit, Michigan (“Bank”).

WITNESSETH:

WHEREAS, Companies and Bank entered into that certain Amended and Restated Credit Agreement dated December 15, 2003, as amended (the “Agreement”);

NOW, THEREFORE, Companies and Bank agree as follows:

1. The definition of “Revolving Credit Maturity Date” is amended by deleting the date January 2, 2007 where it appears therein and replacing it with the date April 1, 2008.

2. This Amendment may be executed in counterparts, of which this is one, all of which shall constitute one and the same instrument.

WITNESS the due execution hereof as of the day and year first above written.

BANK:	COMPANIES:

COMERICA BANK	MANITEX, INC.

By:	By:	/s/ David Langevin

Its:	Its:

MANITEX, LLC

	By:	/s/ David Langevin

Its: